Exhibit 99.1

eBAY INC. REPORTS STRONG FOURTH QUARTER AND FULL YEAR 2010 RESULTS

SAN JOSE, Calif., January 19, 2011 — Global ecommerce and online payments leader eBay Inc. (Nasdaq: EBAY) today reported that revenue for the fourth quarter ended December 31, 2010 increased 5% to $2.5 billion, or 10% excluding Skype, compared to the same period of 2009. The company recorded fourth quarter net income on a GAAP basis of $559.2 million, or $0.42 per diluted share, and non-GAAP net income of $683.8 million, or $0.52 per diluted share, representing a 24% increase excluding Skype, compared to the same period of 2009. The fourth quarter increase in non-GAAP earnings per diluted share was due primarily to solid productivity, strong growth and a lower tax rate.

For the full year, eBay Inc. posted $9.2 billion in revenue, net income on a GAAP basis of $1.8 billion, or $1.36 per diluted share, and non-GAAP net income of $2.3 billion, or $1.73 per diluted share. On a non-GAAP basis, excluding Skype, net revenue was up 13% for the full year compared to 2009 and earnings per diluted share was up 18%.

The company’s PayPal business delivered strong fourth quarter performance, expanding its leadership position in global payments. PayPal ended the quarter with 94.4 million active registered accounts, adding approximately one million active accounts per month. PayPal’s net total payment volume was $26.9 billion in the fourth quarter, driven primarily by growth in its Merchant Services business, including strong growth across global markets, increased merchant adoption and greater usage by customers. Nearly half of PayPal’s revenue in the fourth quarter was generated outside the United States, reflecting PayPal’s global growth. PayPal continued to innovate in mobile payments and digital goods, launching new products and services to expand its presence on new devices and platforms. For the full year, mobile payment volume increased five times compared to 2009 and exceeded expectations.

The company’s Marketplaces business continued to deliver improved performance during the fourth quarter. Gross merchandise volume (excluding vehicles) increased to $15.0 billion and sold items grew 10%, reflecting gains in the United States, United Kingdom and Germany. eBay’s fashion business, a focus for the company in 2010, grew faster than ecommerce in the United Kingdom and Germany in the fourth quarter and performed well in the United States. Steady consumer adoption of eBay’s portfolio of mobile applications contributed to strong holiday shopping momentum in the fourth quarter and pushed total mobile gross merchandise volume for the full year to nearly $2 billion.

“We delivered a strong fourth quarter and a solid year, driven by our customer focus, commitment to technology-led innovation and our operating discipline, which is enabling us to reinvest in growth,” said eBay Inc. President and CEO John Donahoe. “We are driving strong global growth at PayPal and strengthening our core eBay business. And we are innovating quickly in areas such as mobile, which is helping to position us at the forefront of trends shaping the future of shopping and payments.”

Fourth Quarter and Full Year 2010 Financial Highlights (presented in millions, except per share data and percentages)

	Fourth Quarter					Full Year		Change
	2009	2010	Change			2009	2010
GAAP
Net revenue	$2,371	$2,495	$124		5%	$8,727	$9,156	$429		5%
Net income	$1,355	$559	($796	)*	(59%)*	$2,389	$1,801	($588	)*	(25%)*
Earnings per diluted share	$1.02	$0.42	($0.60	)*	(59%)*	$1.83	$1.36	($0.47	)*	(26%)*
Non-GAAP
Net income	$586	$684	$98		17%	$2,066	$2,299	$233		11%
Earnings per diluted share	$0.44	$0.52	$0.08		16%	$1.58	$1.73	$0.15		9%
Non-GAAP excluding Skype
Net revenue	$2,259	$2,495	$236		10%	$8,107	$9,156	$1,049		13%
Net income	$551	$684	$133		24%	$1,919	$2,299	$380		20%
Earnings per diluted share	$0.42	$0.52	$0.10		24%	$1.47	$1.73	$0.26		18%
Business Units
Payments
Net revenue	$796	$971	$175		22%	$2,796	$3,436	$640		23%
Net total payment volume	$21,361	$26,866	$5,505		26%	$71,607	$91,956	$20,349		28%
Merchant Services	$12,112	$16,522	$4,410		36%	$39,530	$55,963	$16,433		42%
On eBay	$8,940	$9,884	$944		11%	$31,176	$34,724	$3,548		11%
Bill Me Later	$309	$460	$151		49%	$901	$1,269	$368		41%
Marketplaces
Net revenue	$1,463	$1,524	$61		4%	$5,311	$5,721	$410		8%
Gross merchandise volume (excl. vehicles)	$14,235	$15,039	$804		6%	$48,346	$53,532	$5,186		11%
US	$5,302	$5,584	$282		5%	$19,612	$20,416	$804		4%
International	$8,933	$9,455	$522		6%	$28,734	$33,116	$4,382		15%

*	In the fourth quarter of 2009, the company recognized a gain on the sale of Skype of $1.4 billion, which was partially offset by a settlement agreement between Skype, Joltid and entities controlled by its founders in the amount of $343.2 million.

Other Selected Financial Results

•

Operating margin — GAAP operating margin increased to 23.7%, compared to 7.6% for the same period last year. The year-over-year increase in GAAP operating margin was due primarily to the impact from a settlement agreement between Skype, Joltid and entities controlled by its founders that occurred in the fourth quarter of 2009. Non-GAAP operating margin increased to 29.5% for the quarter, compared to 29.3% for the same period last year. The increase in non-GAAP operating margin was due primarily to productivity gains, partially offset by the impact of certain one-time items related to a legal settlement and indirect taxes, as well as the impact of the stronger U.S. dollar and faster growth in the company’s lower margin payments business.

•

Taxes — The GAAP effective tax rate for the fourth quarter of 2010 was 5%, compared to 15% for the fourth quarter of 2009. For the fourth quarter of 2010, the non-GAAP effective tax rate was 8%, compared to 16% for the fourth quarter of 2009. The decrease in the effective tax rate was due primarily to the settlement of uncertain tax positions in the fourth quarter of 2010.

•	Cash flow — The company generated $854.0 million of operating cash flow and $656.5 million of free cash flow during the quarter.

•

Debt issuance — The company issued $1.5 billion in senior unsecured notes in the fourth quarter. In addition, the company launched a commercial paper program allowing it to issue up to $1.0 billion in short-term notes. As of December 31, 2010, $300 million was outstanding under this program.

•	Stock repurchase programs — The company repurchased approximately $400 million of its common stock in the fourth quarter.

•

Cash and cash equivalents and non-equity investments — The company’s cash and cash equivalents and non-equity investments portfolio totaled $7.8 billion at December 31, 2010, compared to $5.2 billion at December 31, 2009.

Business Outlook

•

First quarter 2011 — eBay expects net revenues in the range of $2.4 to $2.5 billion with GAAP earnings per diluted share in the range of $0.34 to $0.36 and non-GAAP earnings per diluted share in the range of $0.44 to $0.46.

•

Full year 2011 — eBay expects net revenues in the range of $10.3 to $10.6 billion with GAAP earnings per diluted share in the range of $1.56 to $1.61 and non-GAAP earnings per diluted share in the range of $1.90 to $1.95.

Quarterly Conference Call

eBay will host a conference call to discuss fourth quarter and full year 2010 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company’s Investor Relations web site at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

About eBay Inc.

Founded in 1995 in San Jose, Calif., eBay Inc. (NASDAQ:EBAY) connects millions of buyers and sellers globally on a daily basis through eBay, the world’s largest online marketplace, and PayPal, which enables individuals and businesses to securely, easily and quickly send and receive online payments. We also reach millions through specialized marketplaces such as StubHub, the world’s largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission, or SEC: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP net revenue excluding Skype, non-GAAP net income excluding Skype, non-GAAP earnings per diluted share excluding Skype, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Net Income Excluding Skype,” “Reconciliation of GAAP Net Revenue to Non-GAAP Net Revenue Excluding Skype,” “Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay and its consolidated subsidiaries that are based on the company’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the first quarter and full year 2011 and the future growth in the Payments and Marketplaces businesses. The company’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the after effects of the global economic downturn, changes in political, business and economic conditions, including any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company’s ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future; the company’s need to increasingly achieve growth from its existing users, particularly in its more established markets; the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company’s need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, credit card association-related and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and grow its open platform initiative and as new laws and regulations related to financial services companies come into effect; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities at reasonable cost; and the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s Investor Relations web site at http://investor.ebayinc.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	John Pluhowski	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.ebayinc.com/news
Investor Relations Web site:	http://investor.ebayinc.com

eBay Inc.

Unaudited Condensed Consolidated Balance Sheet

	December 31, 2009	December 31, 2010
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$3,999,818	$5,577,411
Short-term investments	943,986	1,045,403
Accounts receivable, net	407,507	454,366
Loans and interest receivable, net	622,846	956,189
Funds receivable and customer accounts	2,157,945	2,550,731
Other current assets	328,106	481,238

Total current assets	8,460,208	11,065,338
Long-term investments	1,381,765	2,492,012
Property and equipment, net	1,314,328	1,523,333
Goodwill	6,143,086	6,193,163
Intangible assets, net	767,812	540,711
Other assets	341,121	189,205

Total assets	$18,408,320	$22,003,762

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$192,412	$184,963
Short-term debt	—	300,000
Funds payable and amounts due to customers	2,157,945	2,550,731
Accrued expenses and other current liabilities	981,784	1,343,888
Deferred revenue	99,305	96,464
Income taxes payable	210,522	40,468

Total current liabilities	3,641,968	4,516,514
Deferred and other tax liabilities, net	929,143	645,457
Long-term debt	—	1,494,227
Other liabilities	49,561	45,385

Total liabilities	4,620,672	6,701,583

Total stockholders’ equity	13,787,648	15,302,179

Total liabilities and stockholders’ equity	$18,408,320	$22,003,762

eBay Inc.

Unaudited Condensed Consolidated Statement of Income

	Three Months Ended December 31,		Year Ended December 31,
	2009	2010	2009	2010
	(In thousands, except per share amounts)
Net revenues (2)	$2,370,932	$2,495,350	$8,727,362	$9,156,274
Cost of net revenues (1)	670,695	702,473	2,479,762	2,564,667

Gross profit	1,700,237	1,792,877	6,247,600	6,591,607

Operating expenses:
Sales and marketing (1)	526,400	538,765	1,885,677	1,946,815
Product development (1)	197,944	246,175	803,070	908,434
General and administrative (1)	620,423	278,878	1,418,389	1,079,383
Provision for transaction and loan losses	112,228	96,215	382,825	392,240
Amortization of acquired intangible assets	62,620	41,623	262,686	189,727
Restructuring	1,250	1,000	38,187	21,437

Total operating expenses	1,520,865	1,202,656	4,790,834	4,538,036

Income from operations (2)	179,372	590,221	1,456,766	2,053,571
Interest and other income (expense), net	1,413,428	(2,816)	1,422,385	44,876

Income before income taxes	1,592,800	587,405	2,879,151	2,098,447
Provision for income taxes	(237,894)	(28,218)	(490,054)	(297,486)

Net income	$1,354,906	$559,187	$2,389,097	$1,800,961

Net income per share:
Basic	$1.05	$0.43	$1.85	$1.38

Diluted	$1.02	$0.42	$1.83	$1.36

Weighted average shares:
Basic	1,295,541	1,302,239	1,289,848	1,305,593

Diluted	1,322,686	1,325,659	1,304,981	1,327,417

(1) Includes stock-based compensation as follows:
Cost of net revenues	$11,662	$12,648	$49,275	$48,764
Sales and marketing	30,570	26,178	121,724	106,208
Product development	20,063	25,457	98,609	101,001
General and administrative	29,743	29,377	125,199	125,519

	$92,038	$93,660	$394,807	$381,492

(2)	For the three-month period ended December 31, 2010, foreign currency movements relative to the US dollar, including the impact of any effective hedging activities, negatively impacted net revenues by approximately $47.3 million and negatively impacted operating income by approximately $35.1 million compared to the same period of the prior year. For the year ended December 31, 2010, foreign currency movements relative to the US dollar, including the impact of any effective hedging activities, negatively impacted net revenues by approximately $9.6 million and negatively impacted operating income by approximately $32.6 million compared to the same period of the prior year.

eBay Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,
	2009	2010	2009	2010
	(In thousands)
Cash flows from operating activities:
Net income	$1,354,906	$559,187	$2,389,097	$1,800,961
Adjustments:
Provision for transaction and loan losses	112,228	96,215	382,825	392,240
Depreciation and amortization	200,784	192,288	810,946	762,465
Stock-based compensation	92,038	93,660	394,807	381,492
Gain on the sale of Skype	(1,449,800)	—	(1,449,800)	—
Joltid legal settlement	343,199	—	343,199	—
Changes in assets and liabilities, net of acquisition and disposition effects	117,245	(87,345)	37,012	(591,398)

Net cash provided by operating activities	770,600	854,005	2,908,086	2,745,760

Cash flows from investing activities:
Purchases of property and equipment, net	(172,938)	(197,467)	(567,094)	(723,912)
Changes in principal loans receivable, net	(128,655)	(241,486)	(121,138)	(379,730)
Purchases of investments	(673,727)	(620,872)	(1,142,098)	(2,643,514)
Maturities and sales of investments	76,601	252,684	103,572	1,436,207
Acquisitions, net of cash acquired	—	(83,568)	(1,209,433)	(90,568)
Proceeds from the sale of Skype, net of cash disposed	1,780,321	—	1,780,321	—
Repayment of Skype note receivable	—	—	—	125,000
Other	598	(1,029)	6,487	(5,953)

Net cash provided by (used in) investing activities	882,200	(891,738)	(1,149,383)	(2,282,470)

Cash flows from financing activities:
Proceeds from issuance of common stock	50,730	116,675	102,526	235,527
Purchases of common stock, net	—	(413,406)	—	(711,068)
Excess tax benefits from stock-based compensation	4,165	15,242	4,750	41,891
Tax withholdings related to net share settlements of restricted stock awards and units	(11,309)	(13,721)	(37,670)	(120,646)
Net borrowings under commercial paper program	—	300,000	—	300,000
Proceeds from issuance of long-term debt	—	1,488,702	—	1,488,702
Net repayments under credit agreement	(200,000)	—	(1,000,000)	—
Funds receivable and customer accounts	(164,652)	(57,875)	(561,709)	(392,786)
Funds payable and amounts due to customers	164,652	57,875	561,709	392,786
Other	(7,199)	—	(15,262)	—

Net cash (used in) provided by financing activities	(163,613)	1,493,492	(945,656)	1,234,406

Effect of exchange rate changes on cash and cash equivalents	(47,228)	(59,255)	(2,157)	(120,103)

Net increase in cash and cash equivalents	1,441,959	1,396,504	810,890	1,577,593
Cash and cash equivalents at beginning of period	2,557,859	4,180,907	3,188,928	3,999,818

Cash and cash equivalents at end of period	$3,999,818	$5,577,411	$3,999,818	$5,577,411

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type

	Three Months Ended
	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
	(In thousands, except percentages)
Net transaction revenues

Marketplaces	$1,219,739	$1,172,939	$1,182,513	$1,185,562	$1,259,179
Current quarter vs prior quarter	6%	(4%)	1%	0%	6%
Current quarter vs prior year quarter	17%	13%	12%	3%	3%
Percent of Marketplaces revenue from international	58%	58%	56%	54%	57%

Payments	757,040	766,572	770,755	797,826	926,161
Current quarter vs prior quarter	17%	1%	1%	4%	16%
Current quarter vs prior year quarter	25%	27%	22%	23%	22%
Percent of Payments revenue from international	48%	47%	48%	49%	51%

Communications (1)	103,240	N/A	N/A	N/A	N/A
Current quarter vs prior quarter	(40%)
Current quarter vs prior year quarter	(26%)
Percent of Communications revenue from international	83%

Total net transaction revenues	2,080,019	1,939,511	1,953,268	1,983,388	2,185,340
Current quarter vs prior quarter	5%	(7%)	1%	2%	10%
Current quarter vs prior year quarter	16%	9%	6%	1%	5%

Marketing services and other revenues

Marketplaces	243,543	213,856	215,821	225,761	264,996
Current quarter vs prior quarter	14%	(12%)	1%	5%	17%
Current quarter vs prior year quarter	10%	12%	7%	6%	9%
Percent of Marketplaces revenue from international	67%	71%	70%	69%	69%

Payments	38,584	42,690	46,290	40,339	45,014
Current quarter vs prior quarter	(1%)	11%	8%	(13%)	12%
Current quarter vs prior year quarter	104%	12%	18%	4%	17%
Percent of Payments revenue from international	6%	7%	6%	10%	10%

Communications (1)	8,786	N/A	N/A	N/A	N/A
Current quarter vs prior quarter	(28%)
Current quarter vs prior year quarter	34%
Percent of Communications revenue from international	65%

Total marketing services and other revenues	290,913	256,546	262,111	266,100	310,010
Current quarter vs prior quarter	10%	(12%)	2%	2%	17%
Current quarter vs prior year quarter	18%	7%	3%	1%	7%

Total net revenues	$2,370,932	$2,196,057	$2,215,379	$2,249,488	$2,495,350

Current quarter vs prior quarter	6%	(7%)	1%	2%	11%
Current quarter vs prior year quarter	16%	9%	6%	1%	5%

(1)	On November 19, 2009, the company completed the sale of Skype to an investor group for cash, a subordinated note and an equity stake of approximately 30% in the outstanding capital stock of the Skype successor entity. Accordingly, Skype’s operating results are not consolidated in the company’s 2010 results. However, Skype’s results of operations are consolidated in the company’s 2009 results through the date of sale. The company’s non-controlling interest in Skype is accounted for under the equity method of accounting.

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Segment

	Three Months Ended
	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
	(In thousands, except percentages)
Marketplaces	$1,463,282	$1,386,795	$1,398,334	$1,411,323	$1,524,175
Current quarter vs prior quarter	7%	(5%)	1%	1%	8%
Current quarter vs prior year quarter	15%	13%	11%	3%	4%
Percent of Marketplaces revenue from international	60%	60%	58%	57%	59%

Payments	795,624	809,262	817,045	838,165	971,175
Current quarter vs prior quarter	16%	2%	1%	3%	16%
Current quarter vs prior year quarter	28%	26%	22%	22%	22%
Percent of Payments revenue from international	46%	45%	46%	47%	49%

Communications (1)	112,026	N/A	N/A	N/A	N/A
Current quarter vs prior quarter	(40%)
Current quarter vs prior year quarter	(23%)
Percent of Communications revenue from international	81%

Total net revenues	$2,370,932	$2,196,057	$2,215,379	$2,249,488	$2,495,350

Current quarter vs prior quarter	6%	(7%)	1%	2%	11%
Current quarter vs prior year quarter	16%	9%	6%	1%	5%

Net Revenues by Geography (2)

	Three Months Ended
	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
	(In thousands, except percentages)
U.S. net revenues	$1,043,310	$1,004,211	$1,032,104	$1,058,258	$1,119,642
Current quarter vs prior quarter	3%	(4%)	3%	3%	6%
Current quarter vs prior year quarter	11%	4%	8%	4%	7%
Percent of total	44%	46%	47%	47%	45%

International net revenues	1,327,622	1,191,846	1,183,275	1,191,230	1,375,708
Current quarter vs prior quarter	8%	(10%)	(1%)	1%	15%
Current quarter vs prior year quarter	21%	13%	4%	(3%)	4%
Percent of total	56%	54%	53%	53%	55%

Total net revenues	$2,370,932	$2,196,057	$2,215,379	$2,249,488	$2,495,350

Current quarter vs prior quarter	6%	(7%)	1%	2%	11%
Current quarter vs prior year quarter	16%	9%	6%	1%	5%

(1)	On November 19, 2009, the company completed the sale of Skype to an investor group for cash, a subordinated note and an equity stake of approximately 30% in the outstanding capital stock of the Skype successor entity. Accordingly, Skype’s operating results are not consolidated in the company’s 2010 results. However, Skype’s results of operations are consolidated in the company’s 2009 results through the date of sale. The company’s non-controlling interest in Skype is accounted for under the equity method of accounting.
(2)	Revenues are attributed to US and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, other service provider or, until the sale of Skype on November 19, 2009, the Skype user’s Internet protocol address, as the case may be, is located.

eBay Inc.

Unaudited Payments Supplemental Operating Data

	Three Months Ended
	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
	(In millions, except percentages)
Active registered accounts (1)	81.0	84.3	87.2	90.5	94.4
Current quarter vs prior quarter	4%	4%	3%	4%	4%
Current quarter vs prior year quarter	15%	15%	16%	16%	17%

Net number of payments (2)	329.0	336.0	335.0	357.0	421.1
Current quarter vs prior quarter	20%	2%	0%	7%	18%
Current quarter vs prior year quarter	30%	32%	29%	31%	28%

Net total payment volume (3)	$21,361	$21,342	$21,382	$22,365	$26,866
Current quarter vs prior quarter	21%	0%	0%	5%	20%
Current quarter vs prior year quarter	34%	35%	28%	26%	26%

Merchant Services net total payment volume as % of net total payment volume	57%	59%	61%	62%	62%
Bill Me Later net total payment volume as % of net total payment volume	1%	1%	1%	1%	2%

Transaction rates (4)
Transaction revenue rate	3.54%	3.59%	3.60%	3.57%	3.45%
Transaction processing expense rate	1.14%	1.13%	1.17%	1.18%	1.10%
Transaction loss rate	0.20%	0.18%	0.17%	0.17%	0.15%

Loan portfolio rates
Risk adjusted margin (5)	10.26%	11.53%	12.82%	11.51%	14.43%
Net charge-off rate (6)	11.14%	9.49%	8.56%	7.28%	6.07%
90-day delinquency rate (7)	4.20%	3.84%	3.31%	3.10%	2.37%

(1)	All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system or Bill Me Later accounts that are currently able to transact and that received a statement within the last 12 months.
(2)	Number of payments, net of payment reversals, successfully completed through PayPal’s payments network and on Bill Me Later accounts during the quarter, excluding PayPal’s payments gateway business.
(3)	Total dollar volume of payments, net of payment reversals, successfully completed through PayPal’s payments network and on Bill Me Later accounts during the quarter, excluding PayPal’s payments gateway business.
(4)	Transaction rates represent the ratio of Payments net transaction revenues (including PayPal’s payments gateway business and Bill Me Later), Payments third-party processing expenses, and Payments fraud and protection program losses relative to net total payment volume.
(5)	The risk adjusted margin represents the annualized ratio of Bill Me Later revenue, excluding contra-revenue incentives to customers or merchants, less cost of funds, and less net credit and fraud losses relative to average loans receivable for the quarter.
(6)	Net charge-off rate represents the annualized ratio of Bill Me Later net credit losses relative to average loans receivable for the quarter.
(7)	90-day delinquency rate is the ratio of Bill Me Later end of period account balances that have missed three or more consecutive payments relative to total ending loan receivables.

eBay Inc.

Unaudited eBay Marketplaces Supplemental Operating Data

	Three Months Ended
	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
	(In millions, except percentages)
Active Users (1)	90.1	89.5	91.8	93.2	94.5
Current quarter vs prior quarter	1%	(1%)	3%	2%	1%
Current quarter vs prior year quarter	3%	1%	4%	4%	5%

Gross Merchandise Volume (excluding vehicles) (2)	$14,235	$13,371	$12,531	$12,591	$15,039
Current quarter vs prior quarter	17%	(6%)	(6%)	0%	19%
Current quarter vs prior year quarter	24%	24%	13%	3%	6%

Vehicles Gross Merchandise Volume (3)	$2,095	$2,021	$2,189	$2,157	$1,920
Current quarter vs prior quarter	(12%)	(4%)	8%	(1%)	(11%)
Current quarter vs prior year quarter	(4%)	(3%)	(5%)	(10%)	(8%)

Fixed Price Trading (4) as % of total gross merchandise volume	56%	57%	59%	60%	62%

eBay’s classifieds websites, Rent.com and Shopping.com are not included in these metrics.

(1)	All users, excluding users of Half.com, StubHub, and our Korean subsidiaries (Gmarket and eBay Auction Co.), who bid on, bought, listed or sold an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.
(2)	Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction, excluding vehicles gross merchandise volume.
(3)	Total value of all successfully closed vehicle transactions between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.
(4)	Primarily, total gross merchandise volume related to eBay’s “Buy It Now” feature on eBay Marketplaces trading platforms relative to total gross merchandise volume during the quarter.

eBay Inc.

Business Outlook

(In Millions, Except Per Share Amounts)

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations web site at http://investor.ebayinc.com or the SEC’s web site at www.sec.gov.

Three Months Ending March 31, 2011
(In millions, except per share amounts)	GAAP	Non-GAAP (a)
Revenues	$2,400 - $2,500	$2,400 - $2,500
Diluted EPS	$0.34 - $0.36	$0.44 - $0.46

Twelve Months Ending December 31, 2011
(In millions, except per share amounts)	GAAP	Non-GAAP (b)
Revenues	$10,300 - $10,600	$10,300 - $10,600
Diluted EPS	$1.56 - $1.61	$1.90 - $1.95

(a)	Estimated non-GAAP amounts above for the three months ending March 31, 2011, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $50-$60 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $110-$130 million and estimated restructuring charges of approximately $1 million.
(b)	Estimated non-GAAP amounts above for the twelve months ending December 31, 2011, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $200-$240 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $420-$460 million and estimated restructuring charges of approximately $1 million.

eBay Inc.

Non-GAAP Measures of Financial Performance

To supplement the company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP net revenue excluding Skype, non-GAAP net income excluding Skype, non-GAAP earnings per diluted share excluding Skype, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on pages 11, 13 and 14 of this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

For its internal budgeting process, and as discussed further below, eBay’s management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal of a business, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay’s management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.

eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:

Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases. eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. eBay also excludes its proportionate share of Skype’s stock-based compensation expense.

Employer payroll taxes on stock-based compensation. This amount is dependent on eBay’s stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to eBay’s operation of the business.

Amortization or impairment of acquired intangible assets, impairment of goodwill and significant gains or losses from the disposal of a business. eBay incurs amortization or impairments of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the disposal of a business and therefore excludes these amounts from its non-GAAP measures. eBay also excludes its proportionate share of Skype’s amortization of acquired intangibles expense. eBay also settled a legal exposure in conjunction with the disposal of a business and excludes this settlement payment. In addition, eBay’s results are also impacted by hedge transactions related to unique movements of cash from significant business acquisitions or dispositions. eBay excludes these items because management does not believe they have any direct correlation to the current operating results of eBay’s business.

Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. eBay excludes restructuring charges primarily because management does not believe they are reflective of ongoing operating results.

Income taxes associated with certain non-GAAP entries. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

The presentation of non-GAAP net income excluding Skype and non-GAAP earnings per diluted share excluding Skype also excludes, in addition to the amounts described above, Skype’s 2009 results of operations, which were consolidated in the company’s 2009 results through the date of sale (November 19, 2009). The presentation of non-GAAP net revenue excluding Skype excludes Skype’s 2009 net revenue, which was consolidated in the company’s 2009 net revenue through the date of sale.

In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay’s business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period.

eBay Inc.

Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended		Year Ended
	December 31, 2009	December 31, 2010	December 31, 2009	December 31, 2010
	(In thousands, except percentages)
GAAP operating income	$179,372	$590,221	$1,456,766	$2,053,571
Stock-based compensation expense	92,038	93,660	394,807	381,492
Employer payroll taxes on stock-based compensation	977	1,565	5,345	13,845
Amortization of acquired intangible assets within cost of net revenues	15,520	8,660	52,052	40,156
Amortization of acquired intangible assets within operating expenses	62,620	41,623	262,686	189,727
Restructuring	1,250	1,000	38,187	21,437
Joltid settlement	343,199	—	343,199	—

Non-GAAP operating income	$694,976	$736,729	$2,553,042	$2,700,228

Non-GAAP operating margin	29.3%	29.5%	29.3%	29.5%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Net Income Excluding Skype

	Three Months Ended		Year Ended
	December 31, 2009	December 31, 2010	December 31, 2009	December 31, 2010
	(In thousands, except per share amounts)
GAAP net income	$1,354,906	$559,187	$2,389,097	$1,800,961
Stock-based compensation expense	92,038	93,660	394,807	381,492
Employer payroll taxes on stock-based compensation	977	1,565	5,345	13,845
Amortization of acquired intangible assets within cost of net revenues	15,520	8,660	52,052	40,156
Amortization of acquired intangible assets within operating expenses	62,620	41,623	262,686	189,727
Restructuring	1,250	1,000	38,187	21,437
Joltid settlement	343,199	—	343,199	—
Sale of Skype and transaction related items	(1,407,477)	—	(1,407,477)	18,048
Amortization of intangibles and stock-based compensation for Skype	—	12,636	—	35,809
Income taxes associated with certain non-GAAP entries	122,767	(34,546)	(12,068)	(202,759)

Non-GAAP net income	$585,800	$683,785	$2,065,828	$2,298,716

Non-GAAP net income attributable to Skype	(35,193)	—	(146,978)	—

Non-GAAP net income excluding Skype	$550,607	$683,785	$1,918,850	$2,298,716

Diluted net income per share:
GAAP	$1.02	$0.42	$1.83	$1.36

Non-GAAP	$0.44	$0.52	$1.58	$1.73

Non-GAAP excluding Skype	$0.42	$0.52	$1.47	$1.73

Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,322,686	1,325,659	1,304,981	1,327,417

Reconciliation of GAAP Net Revenue to Non-GAAP Net Revenue Excluding Skype

	Three Months Ended		Year Ended
	December 31, 2009	December 31, 2010	December 31, 2009	December 31, 2010
	(In thousands)
GAAP Net revenue	$2,370,932	$2,495,350	$8,727,362	$9,156,274
Less: Net revenue attributable to Skype	(112,026)	—	(620,403)	—

Non-GAAP Net revenue excluding Skype	$2,258,906	$2,495,350	$8,106,959	$9,156,274

eBay Inc.

Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended		Year Ended
	December 31, 2009	December 31, 2010	December 31, 2009	December 31, 2010
	(In thousands, except percentages)
GAAP provision for income taxes (a)	$237,894	$28,218	$490,054	$297,486
Income taxes associated with certain non-GAAP entries	(122,767)	34,546	12,068	202,759

Non-GAAP provision for income taxes (b)	$115,127	$62,764	$502,122	$500,245

GAAP income before income taxes (c)	$1,592,800	$587,405	$2,879,151	$2,098,447
Stock-based compensation expense	92,038	93,660	394,807	381,492
Employer payroll taxes on stock-based compensation	977	1,565	5,345	13,845
Amortization of acquired intangible assets within cost of net revenues	15,520	8,660	52,052	40,156
Amortization of acquired intangible assets within operating expenses	62,620	41,623	262,686	189,727
Restructuring	1,250	1,000	38,187	21,437
Joltid settlement	343,199	—	343,199	—
Sale of Skype and transaction related items	(1,407,477)	—	(1,407,477)	18,048
Amortization of intangibles and stock-based compensation for Skype	—	12,636	—	35,809

Non-GAAP income before income taxes (d)	$700,927	$746,549	$2,567,950	$2,798,961

GAAP effective tax rate (a/c)	15%	5%	17%	14%

Non-GAAP effective tax rate (b/d)	16%	8%	20%	18%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended		Year Ended
	December 31, 2009	December 31, 2010	December 31, 2009	December 31, 2010
		(In thousands)
Net cash provided by operating activities	$770,600	$854,005	$2,908,086	$2,745,760
Less: Purchases of property and equipment, net	(172,938)	(197,467)	(567,094)	(723,912)

Free cash flow	$597,662	$656,538	$2,340,992	$2,021,848